EXHIBIT NO. 12.00


PANDA GLOBAL HOLDINGS, INC.

RATIO OF EARNINGS TO FIXED CHARGES

(Dollars in Thousands)


                                                   Year Ended December 31,
                                        1993      1994        1995      1996      1997
Income (loss) before minority
 interest and extraordinary items     $ 4,346   $ 4,839   $  2,316   $ (8,916)   $(32,468)

Interest expense                       11,066    11,018     11,716     19,414      55,329
Amortization of debt issue costs          502       600        554        494       1,418
Capitalized interest                                803      5,793     11,055       2,057
                                      ----------------------------------------------------
  Total fixed charges                  11,568    12,421     18,063     30,963      58,804
Earnings before fixed charges          15,914    16,457     14,586     10,992      24,279

Ratio of earnings to fixed charges       1.38      1.32       0.81       0.36        0.41

Deficiency in coverage of
  fixed charges                                           $(3,477)   $(19,971)   $(34,525)




EXHIBIT 21.00



                 SUBSIDIARIES OF PANDA GLOBAL HOLDINGS, INC.


Name of Entity:                           Jurisdiction of Organization:

Panda Energy Corporation                          Texas
Lakeland Water Company                            Delaware
Panda-Kathleen Corporation                        Delaware
Panda/Live Oak Corporation                        Delaware
Panda-Kathleen, L.P.                              Delaware
Panda Interfunding Corporation                    Delaware
Panda Interholding Corporation                    Delaware
Panda Funding Corporation                         Delaware
Panda-Rosemary Corporation                        Delaware
PRC II Corporation                                Delaware
Panda-Rosemary, L.P.                              Delaware
Panda-Rosemary Funding Co.                        Delaware
Rosemary Water Company                            Delaware
Panda-Brandywine Corporation                      Delaware
Panda Energy Corp.                                Delaware
Brandywine Water Company                          Delaware
Panda-Brandywine, L.P.                            Delaware
Panda Cayman Interfunding Corporation             Cayman Islands
Pan-Sino Energy Development Company, L.L.C.       Cayman Islands
Pan-Western Energy Corporation, L.L.C.            Cayman Islands
Panda Global Energy Company                       Cayman Islands
Panda Bhote Koshi                                 Cayman Islands
Panda of Nepal, L.L.C.                            Cayman Islands
Tangshan Panda Heat & Power Company, Ltd.         People's Republic of China
Tangshan Pan-Western Heat & Power Company, Ltd.   People's Republic of China
Tangshan Cayman Heat & Power Company, Ltd.        People's Republic of China
Tangshan Pan-Sino Heat Company, Ltd.              People's Republic of China
Bhote Koshi Power Co., Pvt. Ltd.                  Nepal



27.01             Financial Data Schedule